Exhibit 10.22

March	11, 2005

NOTICE OF STOCK OPTION AWARD

Division:

Dear                     :

You have been identified as a key contributor and a person whose dedication and contribution make a difference. Because of this, CFB is pleased to award you              stock options. The options are awarded under the Commercial Federal Stock Option Plan at $27.06 per share. The Compensation Committee of the Board of Directors granted you this option on February 23, 2005 (Grant Date). The options have a three-year vesting schedule (33.33% of the options vest each of the next three years). The exercise price of the option will remain constant at $ 27.06 and your option to purchase these shares is good through February 23, 2015 (10 years from the grant date).

This letter is your official notice of your Stock Option Award. You should retain it with your important papers. This Option Award will be posted to your Optionee Statement by our Stock Option Plan Administrator, Transcentive, Inc. If you have any questions or need any additional information regarding this award, please contact Jean McGrory at 612/929-2434 or Tom Drzaic at 402/514-5493, or extension 15493.

Thanks again for your support during 2004. We look forward to your continued commitment as we work together at Commercial Federal to produce solid results in 2005 and beyond.

Sincerely,

Fred Kulikowski

President & COO